Exhibit 99.1

Press Release	For Further Information: R. Troy Dewar, CFA Vice President, Investor Relations (203) 740-5610 tdewar@photronics.com

Photronics Announces $100 Million Share Repurchase Program

BROOKFIELD, Conn., August 28, 2019 (Globe Newswire) — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in photomask technologies and solutions, announced that its Board of Directors has authorized the repurchase of up to $100 million of its common stock. The purchases will occur pursuant to a repurchase plan under SEC Rule 10b5-1.

“With the majority of our China investment completed and both of our new facilities ramping production, we are ready to resume the share repurchase activity that was paused earlier this year,” said Peter Kirlin, chief executive officer. “We are confident in completing the production ramp, see compelling value in our equity, and believe now is the right time to initiate this action.”

This authorization does not obligate the Company to repurchase any dollar amount or number of shares of common stock. The repurchase program may be suspended or discontinued at any time.

About Photronics

Photronics is a leading worldwide manufacturer of integrated circuit (IC) and flat panel display (FPD) photomasks. High precision quartz plates that contain microscopic images of electronic circuits, photomasks are a key element in the IC and FPD manufacturing process. Founded in 1969, Photronics has been a trusted photomask supplier for 50 years. As of October 31, 2018, the company had 1,575 employees across 11 strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of the company and its subsidiaries. The forward-looking statements contained in this press release involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, political, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as “believes”, “expects”, “anticipates”, “plans”, “projects”, and similar expressions.  There is no assurance that the company’s expectations will be realized. For additional information please see the company’s quarterly and annual reports filed with the Securities and Exchange Commission. The company assumes no obligation to provide revisions to any forward-looking statements.